Exhibit 10.1

SEPARATION AND Release Agreement

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered as of January 16, 2023 by and between NeuroBo Pharmaceuticals, Inc., a Delaware corporation, whose address is 200 Berkeley Street, Office 19th Floor, Boston, Massachusetts 02116 (the “Company”) and Gil Price whose address is as reflected in the personnel records of the Company (“Employee”).

Recitals

Whereas, Employee has been employed as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated November 3, 2021 (the “Employment Agreement”); and

Whereas, the Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed to terminate Employee’s existing employment relationship with the Company on the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
EMPLOYMENT TERMINATION, PAYMENTS AND RESIGNATION

1.1                Termination of Employment. Employee’s employment with the Company shall terminate on January 12, 2023 (the “Separation Date”). Effective as of the Separation Date, Employee hereby resigns from every office of the Company and the Company’s subsidiaries held by Employee. The Company shall pay Employee’s compensation for hours worked through the Separation Date, subject to withholding and payable in accordance with the Company’s payroll practices. In addition, the Company will reimburse Employee for Employee’s outstanding documented business expenses remaining on the Company’s books, which were properly reviewed and approved according to the Company’s policies in effect on the Separation Date. Employee will receive the above payments regardless of whether Employee signs this Agreement and regardless of whether this Agreement becomes effective in accordance with Section 2.2. All of Employee’s benefits through the Company will end on the Separation Date.

1.2                Resignation Consideration. As consideration for Employee’s agreements and releases set forth herein, and provided that Employee executes and delivers this Agreement and the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2, and Employee remains in compliance with Employee’s obligations under this Agreement, then:

(a)                the Company will pay Employee the aggregate sum of $100,000.00, which shall be paid in accordance with the Company’s normal payroll practices in substantially equal amounts over three (3) months commencing on the first payroll date after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2, subject to payroll deductions and all required withholdings; and

(b)                an amount equal to $100,000,00, as the amount of Employee’s annual bonus for 2022, payable by the Company on the first payroll date after the release becomes effective and irrevocable following the expiration of the Revocation Period set forth below in Section 2.2.

1.3                Conflict with Other Agreements. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Employment Agreement, the terms and conditions set forth in this Agreement shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement dated November 3, 2021 entered into by and between the Company and Employee (the “PIIA”), which shall remain in full force and effect, the terms and conditions set forth in the PIIA shall control. In the event of any conflict of the provisions between this Agreement and the provisions of that certain Indemnification Agreement dated effective as of November 3, 2021 entered into by and between the Company and Employee (the “Indemnification Agreement”), the provisions set forth in the Indemnification Agreement shall control. In the event of any conflict between this Agreement and the terms and conditions of the stock option agreement entered into by Employee with the Company for the Stock Options (as defined below) (the “Option Agreement”), the terms and conditions of this Agreement shall control over the terms of the Option Agreement.

1.4                Acknowledgement. Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Separation Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company or its affiliates. Employee hereby confirms to the Company that Exhibit 1 to the PIIA contains a complete list of all Inventions (as defined in the PIIA) or improvements to which Employee claims ownership and desires to remove from the operation of the PIIA. Employee further agrees that the PIIA remains in full force and effect and Employee hereby reaffirms Employee’s obligations arising under the terms of the PIIA. Employee agrees to return to the Company all of the Company’s documents and materials, apparatus, equipment and other physical property in Employee’s possession within five (5) days of the Separation Date and in the manner directed by the Chairman of the Board of Directors of the Company (the “Chairman”). Employee will not delete or wipe any files from the laptop or any other Company electronic resource, and Employee has not done so prior to signing this Agreement.

1.5                Cooperation and Assistance. Following the Separation Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during Employee’s employment with the Company. In addition, following the Separation Date, Employee agrees to be reasonably available to assist the Company in matters relating to the transition of Employee’s prior duties to other employees of the Company, as may be reasonably requested by the Company. Following the Separation Date, the Company shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by Employee in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance written consent of the Chairman. Following the Separation Date, Employee shall promptly deliver to the Chairman all correspondence and any inquires that Employee receives (including the contents of any telephone calls or emails received by Employee) from any third party concerning any issue of significance to the Company.

1.6                Statement Regarding Resignation; SEC Matters. Employee acknowledges that the Company may be required to file a copy of this Agreement as an exhibit to a Form 8-K, Form 10-K or Form 10-Q filed with the SEC (the “Exchange Act Reports”). Employee agrees that the Exchange Act Reports may contain a statement summarizing the terms and conditions of this Agreement and the fact that Employee’s employment with the Company terminated as of the Separation Date (the “Exchange Act Statement”). Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Employee. Further, following the Separation Date, Employee will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.

1.7                Company Securities. As of the date hereof, Employee is the current holder of the following stock options issued by the Company to Employee (the “Stock Options”):

Grant Date	Exercise Price Per Share		# of Shares of Common Stock Subject to Option		# of Vested Shares as of the Separation Date	Applicable Stock Plan
November 3, 2021	$2.04	*	616,666	*	266,666	2021 Inducement Plan

*As previously disclosed to Employee, on September 13, 2022, the Company effectuated a reverse stock split (the “Reverse Stock Split”), pursuant to which each thirty (30) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were automatically converted and combined into one (1) share of Common Stock, with any resulting fractional share to be rounded up to the nearest whole share, by the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation. The Company’s Board of Directors determined that, in connection with the Reverse Stock Split, an adjustment (the “Reverse Split Adjustment”) was required in respect of all outstanding options to acquire shares of the Common Stock that were issued under the Company’s 2021 Inducement Plan. Employee acknowledges the effect of the Reverse Stock Split and the Reverse Split Adjustment on all of Employee’s Stock Options that were outstanding prior to the effective date of the Reverse Stock Split. Following the Separation Date, the Stock Options shall continue in full force and effect in accordance with their respective terms and the terms and conditions of the Company’s 2021 Inducement Plan (the “Inducement Plan”). Employee acknowledges and agrees that, in accordance with the foregoing, an aggregate of 8,889 shares of the Common Stock subject to the Stock Options will be vested and exercisable (the “Vested Shares”) by Employee for a period of ninety (90) days following the Separation Date at an exercise price per share equal to $61.20. Pursuant to the applicable terms and conditions of the Inducement Plan and the Stock Options, Employee acknowledges and agrees that if Employee fails to purchase the Vested Shares during such ninety (90) day period following the Separation Date, Employee’s rights to purchase the Vested Shares will terminate in their entirety and that any unvested portion of the Stock Options existing as of the Separation Date are automatically forfeited to the Company. Employee further ratifies and confirms to the Company that the Stock Options constitute the totality of the equity and debt securities of the Company and any of the Company’s subsidiaries or affiliates beneficially owned by Employee or to which Employee otherwise has rights as of the date of this Agreement.

Article 2
RELEASES AND NON-DISPARAGEMENT

2.1                Employee Release of Claims. In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of Employee, Employee’s heirs, executors, legal representatives, spouse and assigns (the “Employee Releasing Parties”), hereby fully and forever releases the Company and the Company’s past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations, assigns, attorneys and insurers (each a “Company Released Party”, and collectively, the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

(a)                which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, the Employment Agreement, or any events occurring prior to the execution of this Agreement;

(b)                for discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

(c)              (i) wrongful discharge of employment, any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Employee Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, (I) any applicable state Whistleblowers Protection Act, as amended, (J) Genetic Information Nondiscrimination Act (GINA), and (K) the Immigration Reform and Control Act (IRCA);

(d)                under Massachusetts common law or state statute including, but not limited to, those alleging wrongful discharge, express of implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or any claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended, all as amended together with all of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(e)                 any claims under Alabama state law, including but not limited to, claims under the Alabama Age Discrimination in Employment Act (the “AADEA”), retaliatory or constructive discharge and for co-employee liability claims under Sections 25-5-11 and 25-5-11.1 of the Alabama Code, claims under Section 13A-11-90 of the Alabama Code, claims under the Clarke-Figures Equal Pay Act under Section 25-1-30 of the Alabama Code, and any tort, contract, and quasi-contract or other common law claims, including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress (outrage), negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, conversion, and any and all other state or local laws that may apply to Employee, up to the date of the execution of this Agreement;

(f)                  The Discrimination in Employment Act, the Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers' Protection Act, the Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware's social media law (all as amended) or any other laws and regulations relating to discrimination or employment;

(g)                for back pay or other unpaid compensation;

(h)                relating to equity of the Company; and/or

(i)                  for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the covenants and agreements Employee has made in this Agreement. Employee represents that Employee has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties. Employee states that Employee knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation. While nothing in this Agreement prevents state or federal agencies from enforcing laws within their jurisdictions, Employee agrees Employee shall not receive any individual monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group; provided that nothing in the Agreement prevents Employee from participating in the whistleblower program maintained by the U.S. Securities and Exchange Commission and receiving a whistleblower award thereunder. Notwithstanding anything in this Agreement to the contrary, nothing herein release any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Indemnification Agreement, applicable law, or applicable insurance policies, with respect to prior actions or inactions relating in any way to Employee’s duties as an employee or officer of the Company. Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released. Each Company Released Party is an intended third party beneficiary of this Agreement and entitled to enforce the release in this Section 2.1 as if such Company Released Party was a Party to this Agreement.

2.2                Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the OWBPA, the ADEA and the AADEA, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement, and that if Employee signed this Agreement before expiration of that review period, Employee did so knowingly and voluntarily and with the intent of waiving Employee’s right to utilize the full review period; and (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement (the “Revocation Period”). Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of the Chairman. This Agreement shall not be effective until the Revocation Period has expired without any revocation being communicated in writing by Employee to the Company.

2.3                No Admission of Liability. Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released. This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the PIIA.

2.4                Non-Disparagement. Employee agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. Therefore, Employee agrees that following the Separation Date, Employee will not in any way disparage, libel or defame the Company or any of the Company Released Parties or any of their businesses or business practices, products or services, or employees, officers, directors or owners. The Company agrees to instruct its executive officers and members of the Board of Directors of the Company, in each case, as of the Separation Date, to not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about Employee or otherwise disparage Employee in any manner that is reasonably expected to be harmful to Employee’s business reputation. The foregoing shall not be violated by truthful statements in response to, or pursuant to, legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1                Representations and Warranties of Employee. Employee warrants and represents to the Company that Employee:

(a)                has been advised to consult with legal counsel in entering into this Agreement;

(b)                has entirely read this Agreement;

(c)                has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

(d)                has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

(e)                 is the only person (other than Employee’s heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of Employee’s relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

(f)                  understands and agrees that in the event any injury, loss, or damage has been sustained by Employee which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

(g)                expressly acknowledges that Employee’s entry into this Agreement is in exchange for consideration in addition to anything of value to which Employee is already entitled.

3.2                Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Employee represents and warrants that Employee has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3                No Other Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

Article 4
MISCELLANEOUS

4.1                Severability. Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.2                Entire Agreement. This Agreement together with the PIIA, the Indemnification Agreement and the Option Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company, including without limitation the Employment Agreement, provided, however, that this Agreement does not supersede or modify any continuing obligations of Employee under the Employment Agreement that do not conflict with the terms and conditions of this Agreement, the PIIA, the Indemnification Agreement or the Option Agreement, all of which shall continue in full force and effect except as modified here. This Agreement may only be amended by a writing signed by Employee and the Company.

4.3                Assignment. This Agreement may not be assigned by Employee without the prior written consent of the Company. The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company. This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4                Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The prevailing Party in any such suit, action, or proceeding shall be entitled to recover its reasonable attorney’s fees and costs.

4.5               Counterparts/Electronic Execution and Delivery. This Agreement may be executed in one or more counterparts and by facsimile or by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first written above.

The Company:		EMPLOYEE:

NeuroBo Pharmaceuticals, Inc.

By:	/s/ Michael Salsbury	/s/ Gil Price
Name:	Michael Salsbury	Gil Price
Title:	Chairman of the Compensation Committee	Date: January 16, 2023

Signature to
Separation and Release Agreement